Exhibit 99.1

                         [LOGO OF COLLECTORS UNIVERSE]

              COLLECTORS UNIVERSE REPORTS RECORD FINANCIAL RESULTS
                                 FOR FISCAL 2005

 NET REVENUES FROM CONTINUING OPERATIONS UP 27% TO NEW RECORD; EARNINGS UP 178%
                                 TO NEW RECORD

NEWPORT BEACH, CA, Sept 13, 2005 -- Collectors Universe, Inc. (NasdaqNM: CLCT), a leading provider of value-added grading and authentication services and products to dealers and collectors of high-end collectibles, today announced financial results for the fiscal year ended June 30, 2005 with annual earnings of $4,818,000, or $0.65 per diluted share, up $3,088,000 or 178% from fiscal 2004. Fiscal 2005 annual earnings included income from continuing operations of $4,758,000, or $0.64 per diluted share, and a gain from discontinued operations of $60,000, or $0.01 per diluted share. Net revenues were $33.6 million for the fiscal year 2005, an increase of $7.2 million, or 27%, from $26.4 million for the fiscal year 2004. Annual revenues and earnings for fiscal 2005 set new record highs for the continuing operations of the Company.

FISCAL YEAR 2005 RESULTS

         Continuing operations consist primarily of grading and authentication services for coins, sportscards, stamps, autographs and currency.

         Income from Continuing Operations and Net Income. Income from continuing operations increased to $4.8 million, or $0.64 per diluted share, in the fiscal year ended June 30, 2005, from $2.8 million, or $0.44 per diluted share, in the prior year. Discontinued operations, which consisted primarily of the disposition of the remaining assets of our collectible sales businesses, earned $60,000, or $0.01 per diluted share, in fiscal 2005. As a result, we recorded net income for fiscal 2005 of $4.8 million, or $0.65 per diluted share. By comparison, for fiscal 2004, the Company generated $1.7 million, or $0.27 per diluted share.

         Net Revenues. Net revenues increased 27% to $33.6 million in fiscal 2005 from $26.4 million for fiscal 2004. That increase was attributable to a 23% growth in total collectibles units graded and authenticated to 2,860,000 units in 2005, with an aggregate declared valued of $1.3 billion, up from 2,323,000 units graded last year with an aggregate declared value of $1.1 billion.

         Gross Profit, SG&A and Legal Settlement. Gross profit increased 33% to $21.4 million in fiscal year 2005, from $16.1 million last year, reflecting the increase in higher margin coin grading submissions relative to sportscard and stamp grading submissions. Year over year, the gross profit margin rose to 64% in fiscal 2005 from 61% in fiscal 2004, as the growth in revenues drove down the fixed elements in cost of sales as a percent of total revenues. Selling, general and administrative ("SG&A") expenses increased by 18% to $13.9 million in the 2005 fiscal period from $11.8 million in the prior year. However, despite the increase, as a percent of net revenues, SG&A expenses declined to 41% in fiscal 2005 from 45% in fiscal 2004.

         The Company recorded a net operating cost of $500,000 in the second quarter of fiscal year 2005 for settlement of the Real Legends, Inc. lawsuit.

FISCAL 2005 FOURTH QUARTER RESULTS

         Income from Continuing Operations and Net Income. Income from continuing operations in the fourth quarter of 2005 declined by $272,000 or 23% to $1.0 million from $1.3 million in the fourth quarter of 2004 due primarily to increases in SG&A expenses which more than offset the positive effects of a 9% increase in net revenues in the fourth quarter this year as compared to the same quarter last year. Expenses in the fourth quarter of fiscal 2005 not incurred in the fourth quarter of fiscal 2004 were $808,000 and included (a) $377,000 of costs to complete the documenting and testing of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act; (b) $235,000 of new business development and acquisition expenses; (c) $111,000 for improvements to our grading and authentication software; and (d) $85,000 for promotional expenses. Income from discontinued operations, comprised of our collectibles sales businesses, was recorded at $139,000 or $0.01 per diluted share in the fourth quarter of fiscal 2005, as compared to a loss of $534,000 or $0.08 per diluted share in the fourth quarter of 2004. On a per share basis, income from continuing operations decreased by 40% to $0.12 per diluted share in the fourth quarter of 2005 from $0.20 per diluted share in the fourth quarter last year, due to the combined effects of the above-described decrease in income from continuing operations and the 36% increase in the average number of diluted shares outstanding as a result of the completion, in the third quarter of 2005, of a public offering in which the Company sold 2,195,856 shares of its common stock at $17.50 per share.

         Income from discontinued operations was $139,000, or $0.01 per diluted share, in the fourth quarter of fiscal 2005, as compared to a loss from discontinued operations of $534,000, or $0.08 per diluted share in the fourth quarter of 2004.

         That decrease in the loss from discontinued operations more than offset the decrease of $272,000 in income from continuing operations and, as a result, Collectors Universe recorded a net income of $1.2 million, or $0.13 per diluted share, for the fourth quarter of 2005, as compared to net income of $785,000, or $0.12 per diluted share, in the fourth quarter of 2004.

         Net Revenues. Net revenues increased 9% to $8.5 million in the fourth quarter of 2005 from $7.8 million in the corresponding period last year. Driving the fourth quarter top-line growth was an 11% increase in total collectible units graded to 745,000 units compared with 669,000 units for the fourth quarter of 2004. The balance of the revenue increase was primarily due to a shift in the mix of collectibles being graded to a greater proportion of collectible coins, which carry a higher average grading fee than sportscards. Specifically relating to coin units and associated revenue, the owner of the Company's largest customer, who submits primarily modern coins, encountered a serious health challenge during the quarter, which had the affect of reducing revenues from this customer by approximately 45% from the third quarter of fiscal 2005. This reduction in revenues from that specific customer is expected to continue in fiscal 2006.

         Gross Profit and SG&A. Gross profit increased 8% to $5.3 million in the fourth quarter of fiscal 2005 from $4.9 million in the year-ago quarter, while gross profit margin declined slightly to 63% from 64% in the fourth quarter last year. SG&A expenses increased to $4.2 million, or 49% of net revenues in the 2005 fourth fiscal quarter from $3.2 million, or 41% of net revenues in the corresponding prior-year period. As previously noted, that increase was primarily attributable to the cost of complying with Section 404 of the Sarbanes-Oxley Act, an increase in business development expenses, software improvement costs and an increase in promotional expenses.

         "Fiscal 2005 was a year of focus for the Company," stated Michael Haynes, Chief Executive Officer. "Our stated goals for the year were to grow the Company's existing service business and to evaluate and prudently expand into other collectibles markets. With the increase in revenues and earnings to new record levels, we exceeded our growth goals. With the extension into the authentication and grading business of paper currency, we met our goal of entering into a new market. Congratulations are extended to our division leaders and their staff for an excellent year."

IMPROVED FINANCIAL CONDITION

         At June 30, 2005 cash and cash equivalents had increased to $65.4 million from $21.5 million at fiscal year end June 30, 2004 due primarily to the sale, in a public offering completed in the third quarter of 2005, of 2,195,856 shares of our common stock at a price of $17.50 per share, which generated net proceeds for the Company of $35.7 million. Also contributing to that increase were net cash of $7.4 million net cash generated by continuing operations in fiscal 2005, compared with $6.1 million in the prior year, and $2.3 million of cash received from sales of assets of discontinued operations compared to $10.4 million in fiscal 2004.

         Inventories at June 30, 2005 totaled $436,000, as compared with $452,000 at the end of fiscal 2004.

         Assets totaled $75.5 million at June 30, 2005, compared with $34.1 million at fiscal year ended 2004, with assets of discontinued operations held for sale accounting for $411,000 and $1,384,000, respectively, of those totals.

         On June 30, 2005 the Company entered into a two-year, $7 million revolving line of credit agreement with a commercial bank to fund the lending activities of the Company's wholly-owned subsidiary Collectors Finance Corporation. At June 30, 2005 there were no borrowings outstanding either under this line of credit or otherwise.

         Due to our sale of shares in the public offering and fiscal 2005 earnings, total stockholders' equity was $70.6 million at June 30, 2005, compared with $29.4 million at June 30, 2004.

FISCAL 2006 OUTLOOK

         "As we look forward into fiscal 2006, the macro-economic conditions are continuing to be generally favorable for our markets, although gold prices have been somewhat flat for the last six months," Haynes commented. "As a result of our focus in fiscal 2005, we have been creating cash flow from a conservative balance sheet and exploiting our leading brands in our markets. We believe that fiscal 2006 will be a year in which we expand our reach into areas of our existing markets with new services and into other high-value asset markets with our experience in authentication and grading and other related services. In early fiscal 2006, we have already completed two acquisitions in the coin markets we serve. We believe these acquisitions will directly contribute to our operating cash flows while presenting us with opportunities to extend the newly acquired technologies into our other current collectibles markets and perhaps to markets we may enter in the future. We are making progress in our plans to deploy our capital to implement new marketing programs and to introduce new value-added services for our customers in our existing markets, and to expand into other high-value asset markets."

CONFERENCE CALL AND WEBCAST

Management will host a conference call and simultaneous webcast today at 1:00 p.m. Pacific/4:00 p.m. Eastern to discuss fiscal 2005 operating performance. The conference call, featuring Chief Executive Officer Michael Haynes and Chief Financial Officer Mike Lewis, will be available live via the Internet. To listen to the live Internet webcast, log on to the Company's web site at www.collectors.com, click on `Investor Home' under the Investor Information menu, and find the webcast link under `Conference Calls.' An online replay will be available for 3 months on www.collectors.com, or a phone replay will be available through September 28, 2005, by dialing 800-405-2236 and entering the passcode 11039137.

ABOUT COLLECTORS UNIVERSE

Collectors Universe, Inc. is the leading provider of essential services to the high-end collectibles market. The Collectors Universe brands are among the strongest and best known in their respective markets. The Company grades and authenticates collectible coins, sportscards, stamps, and autographs. The Company also compiles and publishes authoritative information about collectible sportscards and sports memorabilia, United States and world coins, and entertainment memorabilia. This information is accessible to collectors and dealers at the Company's web site, www.collectors.com, and is also published in print.

FORWARD LOOKING INFORMATION

This news release contains statements regarding our expectations about our future financial performance which are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Our financial performance in the future may differ, possibly significantly, from our current expectations about our future financial performance as set forth in the forward looking statements contained in this news release due to a number of risks and uncertainties. Those risks and uncertainties include, but are not limited to: the possibility of changes in general economic conditions or conditions in the collectibles markets, such as a possible decline in the popularity of some high-value collectibles, which could result in reductions in the volume of authentication and grading submissions and, therefore, the fees we are able to generate; a lack of diversity in our sources of revenues and our dependence on coin authentication and grading for a significant percentage of our total revenues, which makes us more vulnerable to adverse changes in economic and market conditions, including declines in the value of precious metals or recessionary conditions, that could lead to reduced coin and other collectibles submissions, with a resultant reduction in our revenues and in our income; the fact that five of our customers accounted for approximately 27% of our net revenues during fiscal 2005, which means that our operating result could decline if any of those customers were to terminate or significantly reduce the business that they conduct with us; our dependence on certain key executives and collectibles experts, the loss of the services of any of which could adversely affect our ability to obtain authentication and grading submissions and, therefore, could harm our operating results; increased competition from other collectibles services companies that could result in reductions in collectibles submissions to us or could require us to reduce the prices we charge for our services; the risk that we will incur unanticipated liabilities under our authentication and grading warranties that would increase our operating expenses; the risk that new service offerings and business initiatives that we may undertake will not gain market acceptance or will increase our operating expenses or reduce our overall profitability or cause us to incur losses; the risk that our strategy to exit the collectibles sales business and focus substantially all of our resources on our authentication and grading businesses will not be successful in enabling us to improve our profitability over the longer term or to grow our existing businesses or expand into new collectibles or high value asset markets; and if we grow our business by acquiring any existing or commencing any new authentication and grading businesses, the risks that we will be unable to successfully integrate those businesses into our operations, that those businesses will not gain market acceptance; and that business expansion may result in a costly diversion of management time and resources and increase our operating expenses. Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Prospectus dated February 16, 2005 as filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

Due to the above-described risks and uncertainties and the additional risks and uncertainties that are described in that Prospectus, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about future performance based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release.

Mike Lewis                                  Brandi Piacente
Chief Financial Officer                     Investor Relations
Collectors Universe                         The Piacente Group, Inc.
Tel: 949-567-1375                           Tel: 212-481-2050
Email: mlewis@collectors.com                Email: brandi@thepiacentegroup.com

                            FINANCIAL TABLES FOLLOW -

                   COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                     AS OF JUNE 30, 2005, AND JUNE 30, 2004
                      (in thousands, except per share data)
                                   (Unaudited)

                                                                          JUNE 30,     JUNE 30,
                                                                            2005         2004
                                                                         ----------   ----------
ASSETS
Current assets:
   Cash and cash equivalents                                             $   65,439   $   21,454
   Accounts receivable, net of allowance of $38 at June 30, 2005 and
      $30 at June 30, 2004                                                    1,508          790
   Inventories, net                                                             436          452
   Prepaid expenses and other current assets                                  1,102          781
   Customer notes receivable                                                  1,560            -
   Refundable income taxes                                                        -           13
   Deferred income taxes                                                      2,854        1,174
   Receivables from sales of net assets of discontinued operations               63        1,611
   Current assets of discontinued operations held for sale                      365        1,267
                                                                         ----------   ----------
         Total current assets                                                73,327       27,542
Property and equipment, net                                                     857        1,045
Deferred income taxes                                                         1,051        5,205
Other assets                                                                    253          165
Non-current assets of discontinued operations held for sale                      46          117
                                                                         ----------   ----------
                                                                         $   75,534   $   34,074
                                                                         ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                      $      753   $      455
   Accrued liabilities                                                        1,563        1,351
   Accrued compensation and benefits                                          1,069          936
   Deferred revenue                                                           1,001        1,225
   Current liabilities of discontinued operations held for sale                  27          276
                                                                         ----------   ----------
         Total current liabilities                                            4,413        4,243
Deferred rent                                                                   386          401
Other long-term liabilities                                                     169           64
Commitment and contingencies
Stockholders' equity:
   Preferred stock, $.001 par value; 5,000 shares authorized;
    no shares issued or outstanding                                               -            -
   Common stock, $.001 par value; 45,000 shares authorized;
    shares issued: 8,610 in 2005 and 6,338 in 2004; shares outstanding
    (net of treasury stock): 8,485 in 2005 and 6,213 in 2004                      9            6
   Additional paid-in capital                                                78,594       42,215
   Accumulated deficit                                                       (7,016)     (11,834)
   Treasury stock, at cost (125 shares)                                      (1,021)      (1,021)
                                                                         ----------   ----------
         Total stockholders' equity                                          70,566       29,366
                                                                         ----------   ----------
                                                                         $   75,534   $   34,074
                                                                         ==========   ==========

                   COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)

                                                                   THREE MONTHS ENDED            YEARS ENDED
                                                                 -----------------------   -----------------------
                                                                  JUNE 30,     JUNE 30,     JUNE 30,     JUNE 30,
                                                                    2005         2004         2005         2004
                                                                 ----------   ----------   ----------   ----------
Net revenues                                                     $    8,475   $    7,759   $   33,607   $   26,420
Cost of revenues                                                      3,152        2,827       12,239       10,322
                                                                 ----------   ----------   ----------   ----------
     Gross profit                                                     5,323        4,932       21,368       16,098
Selling, general and administrative expenses                          4,153        3,215       13,901       11,829
Settlement of lawsuit                                                     -            -          500            -
                                                                 ----------   ----------   ----------   ----------
     Operating income                                                 1,170        1,717        6,967        4,269
Interest income, net                                                    487          110          906          135
Other income (expenses)                                                  44           (2)          26          (25)
                                                                 ----------   ----------   ----------   ----------
Income before income taxes                                            1,701        1,825        7,899        4,379
Provision for income taxes                                              654          506        3,141        1,581
                                                                 ----------   ----------   ----------   ----------
Income from continuing operations                                     1,047        1,319        4,758        2,798
Income (loss) from discontinued operations, net of
 gain on sales of discontinued businesses, net of income taxes          139         (534)          60       (1,068)
                                                                 ----------   ----------   ----------   ----------
Net income (loss)                                                $    1,186   $      785   $    4,818   $    1,730
                                                                 ==========   ==========   ==========   ==========
Net income (loss) per basic share:
     Income from continuing operations                           $     0.12   $     0.21   $     0.68   $     0.45
     Income (loss) from discontinued operations, net of gain
     on sales of discontinued businesses, net of income taxes          0.02        (0.08)        0.01        (0.17)
                                                                 ----------   ----------   ----------   ----------
     Net income (loss)                                           $     0.14   $     0.13   $     0.69   $     0.28
                                                                 ==========   ==========   ==========   ==========
Net income (loss) per diluted share:
     Income from continuing operations                           $     0.12   $     0.20   $     0.64   $     0.44
     Income (loss) from discontinued operations, net of gain
     on sales of discontinued businesses, net of income taxes          0.01        (0.08)        0.01        (0.17)
                                                                 ----------   ----------   ----------   ----------
     Net income (loss)                                           $     0.13   $     0.12   $     0.65   $     0.27
                                                                 ==========   ==========   ==========   ==========
Weighted average shares outstanding:
     Basic                                                            8,479        6,201        7,013        6,170
     Diluted                                                          8,902        6,557        7,452        6,463

                   COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (in thousands, except share data)
                                   (unaudited)

                                                                                 YEARS ENDED
                                                                                   JUNE 30,
                                                                           ------------------------
                                                                              2005          2004
                                                                           ----------    ----------
CASH FLOW FROM OPERATING ACTIVITIES:
      Income from continuing operations                                    $    4,758    $    2,798
      Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
          Depreciation and amortization                                           443           647
          Stock-based compensation expense                                         33            50
          Provision for bad debts                                                  38            31
          Provision for inventory write down                                        -            53
          (Gain) loss on sale of property and equipment                           (10)           25
          Deferred income taxes                                                 2,812         1,496
      Changes in operating assets and liabilities:
          Accounts receivable                                                    (756)         (367)
          Inventories                                                              16          (325)
          Prepaid expenses and other assets                                      (321)         (143)
          Refundable income taxes                                                  13         1,170
          Other assets                                                            (88)           29
          Accounts payable and accrued liabilities                                510          (364)
          Accrued compensation and benefits                                       133           446
          Deferred revenue                                                       (224)          448
          Deferred rent                                                           (15)           10
          Other long-term liabilities                                             105            64
                                                                           ----------    ----------
              Net cash provided by operating activities                         7,447         6,068
CASH FLOWS FROM INVESTING ACTIVITIES:
      Proceeds from sale of property and equipment                                 11            83
      Capital expenditures                                                       (256)         (538)
      Advances on customer notes receivable                                    (6,078)            -
      Proceeds from collection of customer notes receivable                     4,518             -
      Cash received from sales of net assets of discontinued operations         1,548         2,307
                                                                           ----------    ----------
            Net cash provided by (used in) investing activities                  (257)        1,852
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from employee stock purchase plan                                     70            60
    Proceeds from sale of common stock, net                                    35,657             -
    Proceeds from exercise of stock options                                       284           864
                                                                           ----------    ----------
            Net cash provided by financing activities                          36,011           924

Discontinued Operations:
    Net cash provided by operations of discontinued operations                    784         8,128

Net increase in cash and cash equivalents                                      43,985        16,972
Cash and cash equivalents at beginning of period                               21,454         4,482
                                                                           ----------    ----------
Cash and cash equivalents at end of period                                 $   65,439    $   21,454
                                                                           ==========    ==========